Exhibit 10.103

ASSIGNMENT OF OIL AND GAS LEASE

THE STATE OF TEXAS	)(

COUNTY OF CALDWELL	)(

WHEREAS, on the 15th day of May, 1939, J. B. Northcutt, Guardian of Ida Northcutt, et al, as Lessor, executed and delivered to Ed Cox, as Lessee, an Oil and Gas Lease, said lease being recorded in Volume 192, Page 85, Deed Records of Caldwell County, Texas, and assigned to J & J Oil Venture, by instrument dated July 26, 1977, recorded in Volume 388, Page 669, Deed Records of Caldwell County, Texas, said lease and assignment covering the following described tracts of land in Caldwell County, Texas, to-wit:

BEING 3.22 acres of land, more or less, out of the James Hinds Survey, A-14, Caldwell County, Texas, and being a portion of the original 25 acres contained in an Oil and Gas Lease from J. B. Northcutt, Guardian of Ida Northcutt, et al, as Lessor, to Ed Cox, as Lessee, dated May 15, 1939, recorded in Volume 192, Page 85, Deed Records of Caldwell County, Texas, to which Lease and its recordation, reference is here made for all legal purposes;

TOGETHER WITH all of J & J Oil Venture’s right, title and interest in and to all of the oil, gas and other minerals in and under and that may be produced from the said 25 acres of land described hereinabove.

WHEREAS, said Lease is now owned by J & J Oil Venture, a partnership composed of J. D. Bearden and Hugh J. McCarroll, Jr., hereinafter called Assignor.

Now, Therefore, KNOW ALL MEN BY THESE PRESENTS: That Assignor in consideration of the sum of TEN AND NO/100 — ($10.00) — DOLLARS, and other valuable consideration, to Assignor paid by G & H Oil, Inc., of Bastrop County, Texas, the receipt of which is hereby acknowledged, has GRANTED, SOLD, TRANSFERRED AND ASSIGNED, and by these presents does GRANT, SELL, TRANSFER AND ASSIGN, unto the said G & H OIL, INC., of Bastrop County, Texas, hereinafter called Assignee, all of Assignor’s right, title and interest in and to the Oil and Gas Lease described hereinabove, and all personal property, machinery and equipment located thereon, together with all leasehold and other rights, titles and interest that Assignor has by virtue of said lease and all rights, titles and interests purported to be created by said lease.

TO HAVE AND TO HOLD the same unto the said G & H Oil, Inc., of Bastrop County, Texas, its successors and assigns, forever, and the Assignor, its successors and assigns, does covenant with the said Assignee, its successors and assigns, that the said Assignor is the lawful owner of the said lease and rights and interests thereunder and of the personal property located thereon or used in connection therewith; that the Assignor has good right and authority to sell and convey the same, and that said rights, interests and property are free and clear from all liens and incumbrances, and that all rentals and royalties due and payable thereunder have been duly paid; and that the Assignor will WARRANT AND DEFEND the same against the lawful claims and demands of all persons whomsoever, claiming by, through and under it and no further.

It is understood and agreed that this Assignment is in all things subject to all of the terms, conditions, covenants and obligations in said lease contained, and the Assignee herein expressly binds itself, its successors and assigns, to in all things strictly comply with each and all such terms, conditions, covenants and obligations and expressly assumes the same.

EXECUTED this the 19th day of November, A. D., 1981.

J & J OIL VENTURE

By:	/s/ J. D. Bearden
J. D. Bearden, a Partner

By:	/s/ Hugh J. McCarroll, Jr.
Hugh J. McCarroll, Jr., a Partner